NINTH AMENDMENT TO LEASE
THIS NINTH AMENDMENT TO LEASE (this “Ninth Amendment”) is entered into as of January 4, 2021, by and between POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company (“Landlord”), and SANGAMO THERAPEUTICS, INC., a Delaware corporation (formerly known as Sangamo Biosciences, Inc., a Delaware corporation) (“Tenant”), with reference to the following facts:
Recitals
A.Landlord and Tenant entered into that certain Triple Net Laboratory Lease dated as of May 23, 1997, together with an Addendum thereto dated May 28, 1997 (collectively, the “Original Lease”), as amended by those certain letter agreements dated June 15, 1999, April 21, 2000 and November 3, 2000, that certain First Amendment to Lease dated March 12, 2004 (the “First Amendment”), that certain Lease Addendum dated December 12, 2006, that certain Second Amendment to Lease dated March 15, 2007, that certain Lease Addendum III dated April 2, 2012 , that certain Third Amendment to Lease dated August 1, 2013 (the “Third Amendment”), that certain Lease Addendum dated December 1, 2013, that certain Fourth Amendment to Lease dated June 10, 2016, that certain Fifth Amendment to Lease dated July 10, 2017 (the “Fifth Amendment”), that certain Sixth Amendment to Lease dated May 11, 2018 (the “Sixth Amendment”), that certain Seventh Amendment to Lease dated May 20, 2020 (the “Seventh Amendment”), and that certain Eighth Amendment to Lease dated May 29, 2020, pursuant to which Tenant leases certain premises consisting of approximately 46,488 rentable square feet known as Suites A, B, C-1, C-2, F, G, H and J (the “Original Premises”), in the building located at 501 Canal Boulevard, Point Richmond, California (the “Building”). The Original Lease, as so amended, is collectively referred to herein as the “Existing Lease”.
B.Tenant has requested that additional space containing approximately 5,000 rentable square feet described as Suite K within the Building as shown on Exhibit A hereto (the “Suite K Expansion Space”) be added to the Original Premises, and that the Existing Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy are hereby acknowledged, Landlord and Tenant hereby agree as follows:
Agreement
a.Definitions; Recitals. Unless otherwise specified herein, all capitalized terms used in this Ninth Amendment are used as defined in the Existing Lease. The parties acknowledge the truthfulness of the foregoing Recitals, which are hereby incorporated into this Ninth Amendment.
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b.Inconsistencies. To the extent that there are any inconsistencies between the terms of the Existing Lease and this Ninth Amendment, the terms of this Ninth Amendment shall control.
c.Expansion and Effective Date. Effective as of the later of (i) February 1, 2021, and (ii) the date the Suite K Expansion Space is delivered to Tenant in the condition required by this Ninth Amendment (the “Suite K Expansion Effective Date”), the Premises, as defined in the Existing Lease, is increased from approximately 46,488 rentable square feet to approximately 51,488 rentable square feet by the addition of the Suite K Expansion Space, and from and after the Suite K Expansion Effective Date, the Original Premises and the Suite K Expansion Space, collectively, shall be deemed the Premises, as defined in the Existing Lease, for all purposes under the Existing Lease, including, without limitation, Section 8 of the First Amendment (as amended by Section 2 of the Third Amendment, Section 14 of the Fifth Amendment, and Section 6 of the Sixth Amendment). The Term for the Suite K Expansion Space shall commence on the Suite K Expansion Effective Date and end on the Second Extended Expiration Date (as defined in the Sixth Amendment) (hereinafter, the “Termination Date”); provided, however, the Suite K Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Suite K Expansion Space for any reason (other than Tenant’s early occupancy of the Suite K Expansion Space pursuant to Section 7 below), including but not limited to, holding over by the current tenant; provided, however, that Landlord will use commercially reasonable efforts to deliver the Suite K Expansion Space to Tenant by February 1, 2021 (the “Target Suite K Expansion Effective Date”). Additionally, if the Suite K Expansion Effective Date has not occurred by April 1, 2021 (which date may be extended, but not past June 1, 2021, due to delays caused by Force Majeure events, as defined in this Section 3 below), Tenant may terminate this Ninth Amendment (but not the Existing Lease) by providing notice to Landlord within ten (10) days after such date. A “Force Majeure” event is any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of Landlord, including water shortages, energy shortages or governmental preemption in connection with an act of God, a national emergency, or by reason of Law, or by reason of the conditions of supply and demand which have been or are affected by act of God, war or other emergency. Except as provided above, any such delay in the Suite K Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. The Suite K Expansion Space is subject to all the terms and conditions of the Existing Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises except as otherwise expressly provided for herein.
d.Base Monthly Rent. In addition to Tenant’s obligation to pay Base Monthly Rent for the Original Premises, commencing on the Suite K Expansion Effective Date, Tenant shall pay Landlord Base Monthly Rent for the Suite K Expansion Space as follows:
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Period	Base Monthly Rent
02/01/21 – 08/31/21	$12,500.00
09/01/21 – 08/31/22	$12,813.00
09/01/22 – 08/31/23	$13,133.00
09/01/23 – 08/31/24	$13,461.00
09/01/24 – 08/31/25	$13,798.00
09/01/25 – 08/31/26	$14,143.00

All such Base Monthly Rent shall be payable by Tenant in accordance with the terms of the Existing Lease.
Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Suite K Expansion Effective Date is the Target Suite K Expansion Effective Date. If the Suite K Expansion Effective Date is other than the Target Suite K Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Base Monthly Rent for the Suite K Expansion Space shall be appropriately adjusted on a per diem basis to reflect that the payment of any installment(s) of Base Monthly Rent commences on the actual Suite K Expansion Effective Date, and the actual Suite K Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord. However, the effective date of any increases or decreases in the Base Monthly Rent rate shall not be postponed as a result of an adjustment of the Suite K Expansion Effective Date as provided above.
e.Operating Expenses. For the period commencing with the Suite K Expansion Effective Date, Tenant shall pay for Tenant’s Pro Rata Share of Operating Expenses applicable to the Suite K Expansion Space in accordance with the terms of the Existing Lease. As of the Suite K Expansion Effective Date as to Suite K Expansion Space and ending as of the Second Extended Expiration Date, Tenant’s Pro Rata Share of Operating Expenses (exclusive of Taxes) shall not increase by more than 5% per calendar year on a compounding and cumulative basis (e.g., Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for calendar year 2022 shall not exceed 105% of Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for 2021; Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for calendar year 2023 shall not exceed 105% of the maximum allowable amount of Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) permitted for 2022, etc.). For the period commencing with the Suite K Expansion Effective Date and continuing through the Second Extended Expiration Date, Tenant’s Pro Rata Share for the Premises (including the Suite K Expansion Space) is 63.32%.
f.Improvements to Suite K Expansion Space.
(i)Condition of Suite K Expansion Space. Tenant has inspected the Suite K Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Ninth Amendment.
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Landlord represents and warrants that the structural components of, and mechanical, electrical, plumbing and drainage systems within and serving, the Suite K Expansion Space are, and will be as of the Suite K Expansion Effective Date, in good working order and free from defects. Should Tenant determine that there is any noncompliance with the foregoing representation and provide Landlord with a written notice thereof, Landlord shall promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such noncompliance, rectify the same; such noncompliance shall not, however, entitle Tenant to an abatement of rent or to terminate the Lease, or otherwise release Tenant from any of Tenant’s obligations under the Lease.
(ii)Demising of Suite K Expansion Space. Prior to the Suite K Expansion Effective Date, Landlord shall separately demise the Suite K Expansion Space (the “Suite K Expansion Space Demising Work”). Tenant acknowledges and agrees that Landlord may complete the Suite K Expansion Space Demising Work (which shall include finishing all walls and trim, including painting) subsequent to the Suite K Expansion Effective Date; provided, however, that Landlord shall use commercially reasonable efforts to complete all of the Suite K Expansion Space Demising Work by the Suite K Expansion Effective Date (and, for the avoidance of doubt, at a minimum the Suite K Expansion Space must be physically demised by a wall as a condition of the occurrence of the Suite K Expansion Effective Date), and if it is not so completed, Landlord will use commercially reasonable efforts to complete all of the Suite K Expansion Space Demising Work as soon as possible after the Suite K Expansion Effective Date. Landlord and Tenant agree to cooperate with each other in order to enable the Suite K Expansion Space Demising Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, subject to Section 3 above, any delay in the completion of the Suite K Expansion Space Demising Work or inconvenience suffered by Tenant during the performance of the Tenant Improvements shall not subject Landlord to any liability for any loss or damage resulting therefrom (other than as a result of Landlord’s gross negligence or willful misconduct) or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease. Landlord shall make commercially reasonable efforts to minimize disruption of Tenant's use and enjoyment of the Premises during such period; provided, however, that such efforts shall not require Landlord to complete the Suite K Expansion Space Demising Work outside of standard business hours for the Building unless Tenant pays for the additional cost thereof. Tenant shall be responsible for all costs of removing and repositioning its furniture, equipment and other personal property in the Suite K Expansion Space, if any, in order to accommodate the completion of the Suite K Expansion Space Demising Work.
(iii)Responsibility for Improvements to Suite K Expansion Space. Tenant may perform improvements to the Suite K Expansion Space in accordance with Section 7.3 of the Existing Lease and at Tenant’s sole cost; provided, however, that Landlord shall not unreasonably withhold its consent to any proposed Alterations. Landlord shall respond to any request by Tenant for approval of proposed Alterations within seven (7) business days, and if Landlord disapproves of the proposed Alterations, it shall provide Tenant with written notice of the reason for such disapproval. If within such seven (7) business day period, Landlord informs Tenant that Landlord has submitted the proposed Alterations to an outside third party for review,
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then Landlord shall make diligent, good faith efforts to have such outside third-party review completed, and to deliver to Tenant an approval or any written notice of additional required revisions to or comments regarding the proposed Alterations, within not less than twenty (20) business days. In the event Landlord fails to respond to Tenant’s request for approval of the proposed Alterations within the original seven (7) business day period, Tenant shall send a reminder notice to Landlord, and if Landlord fails to respond to the reminder notice within three (3) business days after receipt thereof, the proposed Alterations shall be deemed approved. Provided that Tenant is not in breach of any of its obligations under the Existing Lease beyond any notice or cure period(s), Tenant shall be entitled to an allowance (the “Suite K Expansion Space Improvement Allowance”) in an amount not to exceed the sum of $150,000.00 (i.e., $30.00 per rentable square foot of the Suite K Expansion Space) for the costs (the “Suite K Expansion Space Improvement Costs”) relating to the design, permitting and construction of Tenant’s improvements which are permanently affixed to the Suite K Expansion Space (the “Suite K Expansion Space Work”). As used herein the term “Suite K Expansion Space Improvement Costs” shall mean payments to contractors, subcontractors, architects, engineers and material suppliers for services, labor and materials with respect to the Suite K Expansion Space Work. Landlord shall be entitled to deduct from the Suite K Expansion Space Improvement Allowance a construction management fee for Landlord’s oversight of the improvements in an amount equal to 3% of the total hard costs of the improvements. The Suite K Expansion Space Improvement Allowance (or so much of same as qualifies for disbursement under this Section 6(b)) shall be paid to Tenant in a single-lump sum following the date that Tenant has satisfied all of the following conditions: (i) Tenant has delivered to Landlord reasonable evidence of the amounts so incurred and paid by Tenant in connection with the refurbishment of the Suite K Expansion Space; (ii) Tenant shall have provided Landlord the final unconditional lien waivers and releases from all parties providing labor or materials on behalf of Tenant at the Suite K Expansion Space in a form reasonably satisfactory to Landlord; (iii) Tenant shall have provided as-built drawings (.pdf and CAD formats) for the Suite K Expansion Space Work; and (iv) the Suite K Expansion Space Work shall have been completed in compliance with the requirements imposed on Alterations pursuant to Section 7.3 of the Existing Lease.  If Tenant does not submit a request for disbursement of the entire Suite K Expansion Space Improvement Allowance in accordance with the provisions contained in this Section 7(b) by January 31, 2022, the Suite K Expansion Space Improvement Expansion Space Improvement Allowance, or any unused portion thereof, shall be forfeited and shall accrue for the sole benefit of Landlord; provided however that such date shall be extended on a day for day basis for (x) each day following February 1, 2021 until the Suite K Expansion Effective Date, and (y) each day following the Suite K Expansion Effective Date where construction of the Suite K Expansion Space Work would not be permitted in the Suite K Expansion Space as a result of applicable governmental laws, regulations, orders, directives or similar governmental action.
g.Early Access to Suite K Expansion Space. Landlord shall use commercially reasonable efforts to provide Tenant access to the Suite K Expansion Space as of January 1, 2021, for the sole purpose of having its architects and contractors inspect the Suite K Expansion Space in preparation for Tenant performing Alterations therein. Tenant acknowledges and agrees that: (a) Tenant shall make commercially reasonable efforts to not disturb the occupancy of NCE in its premises within the Building during any early occupancy of the Suite K Expansion
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Space, and (b) Landlord is not obligated to separately demise the Suite K Expansion Space until the Suite K Expansion Effective Date. During any period that Tenant shall be permitted to enter the Suite K Expansion Space prior to the Suite K Expansion Effective Date, Tenant shall comply with all terms and provisions of the Existing Lease, except those provisions requiring payment of Base Monthly Rent or Additional Rent as to the Suite K Expansion Space. If Tenant takes possession and occupies the Suite K Expansion Space prior to the Suite K Expansion Effective Date for any reason whatsoever (other than the performance of work in the Suite K Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Existing Lease and this Ninth Amendment, and Tenant shall pay Base Monthly Rent and Additional Rent as applicable to the Suite K Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Suite K Expansion Effective Date.
h.Parking. For the period commencing with the Suite K Expansion Effective Date and continuing through the Second Extended Expiration Date, in addition to the parking spaces available to Tenant for the Existing Premises in accordance with the Existing Lease, Tenant shall be entitled to up to fifteen (15) unreserved off-street parking spaces (i.e., 3 spaces per 1,000 rentable square feet of the Suite K Expansion Space) in the surface lot serving the Building at no additional cost to Tenant.
i.Inspection by a CASp in Accordance with Civil Code Section 1938. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the Effective Date, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”
j.OFAC. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term of the Existing Lease remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
k.Miscellaneous.
(i)This Ninth Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written
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representations or agreements with regard to the subject matter of this Ninth Amendment. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Existing Lease, unless specifically set forth in this Ninth Amendment.
(ii)Except as herein modified or amended, the provisions, conditions and terms of the Existing Lease shall remain unchanged and in full force and effect.
(iii)Submission of this Ninth Amendment by Landlord is not an offer to enter into this Ninth Amendment but rather is a solicitation for such an offer by Tenant. Neither Landlord nor Tenant shall be bound by this Ninth Amendment until each of Landlord and Tenant has executed this Ninth Amendment and delivered the same to the other party.
(iv)Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Ninth Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Ninth Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Ninth Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Ninth Amendment.
(v)This Ninth Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Ninth Amendment.
(vi)This Ninth Amendment may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement. Any facsimile, PDF or other electronic signature shall constitute a valid and binding method for executing this Ninth Amendment. Executed counterparts of this Ninth Amendment exchanged by facsimile transmission, PDF email, or other electronic means shall be fully enforceable.
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IN WITNESS WHEREOF, the parties have executed this Ninth Amendment as of the date set forth above.

Landlord:	POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company
	By:	Wareham-NZL, LLC, its Manager
By: Richard K. Robbins Its Manager
Tenant:	SANGAMO THERAPEUTICS, INC., a Delaware corporation By: Name: Title:
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EXHIBIT A
OUTLINE AND LOCATION OF SUITE K EXPANSION SPACE

P
Q
S
1
2
3
SUITE K
NORTH

SUITE K FLOOR PLAN (1)

Roland Lazzarotto
Architect

CONSULTANT

STAMPS

ISSUE/REVISIONS

PROJECT

WAREHAM

PT RICHMOND
TECH CENTER

501 CANAL

SUITE K
FLOOR PLAN

PROJECT NO

SHEET NO

A-1.0

00051072.9     A-1
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